Exhibit 4.1.2

ROBERTS PROPERTIES RESIDENTIAL, L.P.

AMENDMENT #1 TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

This Amendment, by Roberts Realty Investors, Inc. (the “General Partner”),

W I T N E S S E T H:

WHEREAS, the General Partner is the exclusive general partner in Roberts Properties Residential, L.P., a Georgia limited partnership (the “Partnership”) existing pursuant to a First Amended and Restated Agreement of Limited Partnership effective as of October 13, 1994 (the “Agreement”); and

WHEREAS, pursuant to subsection 9.1(a) of the Agreement, the General Partner is authorized to amend the Agreement, without the consent or approval of the limited partners in the Partnership, and the General Partner seeks to exercise such power to amend the Agreement as hereinafter provided;

NOW, THEREFORE, the General Partner does hereby declare as follows.

A.     AMENDMENT.  The Agreement is hereby amended by adding, immediately following section 6.7 thereof, a new section, said new section to be known as section 6.8 and to read as follows.

6.8   Certificates Representing Interests in the Partnership.

(a)    The General Partner is hereby authorized to cause the Partnership to issue certificates for Units and/or other interests in the Partnership.  Should the ‘General Partner determine to exercise such authority, the provisions of the remaining subsections of this section 6.8 shall apply.

(b)    Certificates for interests in the Partnership shall be in such form or forms as may be approved by the General Partner or its designee and shall be signed by the General, Partner or its designee(s).  Any such certificate may be signed by the facsimile signature of any person or persons authorized to sign such certificate if the same is countersigned by a transfer agent of the Partnership, and certificates bearing the facsimile of the signature of any officer or officers of the General Partner shall be valid in all respects as if such officer or officers were still in office, even though such officer or officers shall have died or otherwise ceased to be officers of the General Partner.

(c)    Interests in the Partnership shall be transferable only on the books of the Partnership by proper transfer signed by the holder of record thereof or by a person duly authorized to sign for such holder of record.  The Partnership or its transfer agent or agents shall be authorized to refuse any transfer unless and until it is furnished a certificate or certificates representing the interest or interests sought to be transferred and such evidence as it may reasonably require showing that the requested transfer complies with this Agreement in all respects and is otherwise proper.

(d)    Where the holder of record of an interest in the Partnership claims that the certificate representing said interest has been lost, destroyed or wrongfully taken, the General Partner or its designee shall provide for the issuance of a certificate to replace the original if the holder of record: (a) so requests before the Partnership has notice that the certificate has been acquired by a bona fide purchaser; (b) files with the Partnership a sufficient indemnity bond; and (c) furnishes evidence of such loss, destruction or wrongful taking satisfactory to the General Partner or its designee, in the reasonable exercise of the General Partner’s or such designee’s discretion.

(e)    The General Partner may (but shall not be required to) appoint a transfer agent or agents and a registrar or registrars, and may require that all certificates representing interests in the Partnership bear the signature of such transfer agent or of such transfer agent and registrar.

(f)     Any officer or officers of the General Partner who is or are authorized to take an action as respects certificates representing shares in the General Partner shall be considered a designee or designees of the General Partner for the purpose of taking the corresponding action as respects certificates representing interests in the Partnership.

B.     EFFECTIVE DATE.  The Amendment made by division A hereof shall be effective as of and from and after October 13, 1994.

C.     REAFFIRMATION.  Except as hereby modified, the Agreement remains and shall remain in full force and effect.

IN WITNESS WHEREOF, the General Partner has caused this Amendment to be duly executed on the date indicated, but as of the effective date hereinbefore specified.

Date:	3/29/95	Roberts Realty Investors, Inc.,

		By:	/s/ Charles S. Roberts
Charles S. Roberts, President